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                                  EXHIBIT 4.6
                             EXCO RESOURCES, INC.

                        1998 DIRECTOR COMPENSATION PLAN



1.   Purpose.   The purpose of this plan is to attract and retain to EXCO
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Resources, Inc., a Texas corporation (the "Company"), qualified and competent directors, upon whose efforts and judgment the success of the Company is largely dependent and of stimulating the active interest of these persons in the development and financial success of the Company by providing for stock ownership in the Company by such persons.

2.   Definitions.   Except as otherwise stated, all capitalized terms herein
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     shall have the meaning to such terms in the EXCO Resources, Inc. 1998 Stock
     Option Plan, as adopted at the Annual Meeting of the Shareholders of the Company held on March 31, 1998. In addition, the following terms shall have the meaning indicated:

     (a) "Annual Director Fee" shall mean an annual fee of $15,000 payable in four (4) equal quarterly amounts to each Director on the first business day following the end of each fiscal quarter beginning with the fiscal quarter ended June 30, 1998 (collectively, such four (4) business days being the "Quarterly Payment Dates"), which may be paid in cash or in Common Stock of the Company.

     (b) "Director" shall mean a member of the Board.

     (c) "Option" (when capitalized) shall mean any stock option granted under
         Section 5 of this Plan.

     (d) "Quarterly Payment Dates" shall have the meaning set forth in Section 2(a).

     (e) "Share(s)" shall mean a share or shares of the Common Stock.

3.   Options.   Options issued pursuant to this Director's Plan are also issued
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pursuant to the EXCO Resources, Inc. 1998 Stock Option Plan (the "Plan") and are
subject to all of the terms and provisions thereof. If there is a conflict between the terms of this Director's Plan and the Plan, the terms of the Plan shall be given effect and the conflicting provisions hereof shall be disregarded. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, such Shares shall thereafter be available for the payment of the Common Stock component of the Annual Director Fee and for the granting of Options hereunder.

4.   Annual Director Fee.   On each of the Quarterly Payment Dates each Director
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shall at the option of such Director (to be made once per year) receive either
(a) $3,750 in cash; (b) common stock of the Company with a fair market value of $3,750; or (c) $1,875 cash and common stock of the Company with a fair market value of $1,875. For purposes of payment of the Common Stock component of the Annual Director Fee, the value of the Common Stock will be the Fair Market Value of the Common Stock on the first business day following the end of each fiscal quarter.

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5.   Automatic Grant of Options:
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     (a) An Option to purchase FIFTY THOUSAND (50,000) Shares of the Common
         Stock shall automatically be granted to each Director on a nondiscriminatory basis on the date such Director is initially elected or appointed a Director of the Company, or, in the case of current Directors, upon the adoption of this plan by the Board of Directors.

     (b) Options automatically granted to Directors pursuant to this Section 5 shall be in addition to the Annual Director Fee or any other benefits with respect to the Director's position with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to continue to serve as a Director.

     (c) An Option shall vest in four (4) equal amounts of 12,500 Shares per year over four (4) years, provided that no Shares subject to a Director's Option shall vest in any fiscal year in which the Director attends less than seventy-five percent (75%) of the Board meetings held for that fiscal year. Failure to attend the requisite number of meetings during a given year will cause a forfeiture of the 12,500 Shares subject to the Option that were eligible to vest in that year. In the event a Director ceases to serve as such for any reason, the unvested Shares subject to the Option will not accelerate, and the Option shall only be exercisable for the number of Shares that vested prior to the Director ceasing to serve as a Director.

     (d) Except for the automatic grants of Options under subparagraph (a) of this Section 5 and the issuance of Shares of Common Stock to Directors under Section 4 above, no Options or Shares shall otherwise be granted hereunder, and the Board shall not have any discretion with respect to the grant of Options or issuance of Shares of Common Stock within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule.